EXHIBIT 5.1

LEGAL OPINION

Strasburger & Price, L.L.P.
600 Congress Avenue, Suite 2600
Austin, Texas 78701
512-499-3600
512-499-3660 (Fax)

July 1, 2002

Littlefield Corporation
2501 North Lamar Blvd.
Austin, Texas 78705
Re: Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Littlefield Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 3,164,373 shares of the Company's common stock (the "Shares"), as described in the Registration Statement on Form S-8 dated July 1, 2002 (the "Registration Statement"). The Shares, which include shares to be issued on exercise of options to purchase 3,000,000 Shares pursuant to the Company's 2002 Stock Option Plan (the "Plan") and 164,373 Shares issued to the Company's directors as compensation for services, may be sold for the benefit of the shareholders of the Company in the manner described in the Registration Statement.

In connection therewith, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the Plan, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In all such examinations, we have assumed the authenticity and completeness of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.

The opinions set forth above are limited exclusively to the Constitution of the State of Delaware, the General Corporation Law of the State of Delaware, and reported judicial decisions interpreting such laws.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that the Shares being registered pursuant to the Registration Statement, including the shares subject to the Plan when paid for and issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter.

Very truly yours,

/s/ Strasburger & Price, L.L.P.
STRASBURGER & PRICE, L.L.P.